EXHIBIT 99.1
Immediate Release
Contact: Ken Lamb: (248) 754-0884
BORGWARNER POSTS SECOND QUARTER RESULTS
RESTRUCTURING ACTIONS YIELD SOLID OPERATING PERFORMANCE DESPITE
DRAMATICALLY LOWER GLOBAL PRODUCTION VOLUMES
     Auburn Hills, Michigan, July 29, 2009 – BorgWarner Inc. (NYSE:  BWA) today reported second quarter results which reflect the benefits of 2008 restructuring initiatives. Additional restructuring actions, primarily the impairment of certain assets, were required in response to a weakened business climate. Positive free cash flow of $56.1 million in the quarter (net cash provided by operating activities less capital expenditures, including tooling outlays), further strengthened the balance sheet.
     Second Quarter Highlights:
•	Sales were $916.2 million, down 39.6% from the prior year.

•	U.S. GAAP earnings were a loss of $(0.31) per diluted share, including the following non-recurring items:
o	$(0.29) per diluted share charge related to restructuring activities

o	$0.04 per diluted share gain from interest rate derivative agreements
•	Excluding non-recurring items, for comparative purposes with past quarters, the loss from operations in the quarter was $(0.05) per diluted share.

•	Operating income was at breakeven, excluding restructuring activities.

•	Net cash provided by operating activities was $173.8 million for the first six months of 2009.

•	The company completed a convertible senior note offering of $373.8 million.

•	Net debt decreased $71.8 million since the end of 2008.

•	Net debt to capital ratio was 22.5%.
Comment and Outlook: “The restructuring actions taken by our company in 2008 buoyed our second quarter results. We generated positive cash flow and were diligent in managing our cost structure as evidenced by a solid year-over-year 20% decremental margin at the operating income line,” said Timothy Manganello, Chairman and CEO. “Further restructuring actions were taken in the second quarter to proactively address near-term challenges and to position the company for healthy returns as the market recovers.”
     Commenting on the remainder of the year, Manganello noted, “With the uncertainty surrounding the fate of General Motors and Chrysler behind us, we now have more clarity on the state of the industry. However, the breadth and duration of the global recession is still an open question that concerns us and, as a result, we approach the near-term with caution. That said, we now believe that production levels for the second half of 2009 will be incrementally stronger than the first half. As a result, we expect to be profitable in the second half, which is consistent with our previously stated targets of positive cash flow and earnings for full year 2009.”
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BORGWARNER REPORTS SECOND QUARTER 2009 RESULTS/2
     Financial Results: For the second quarter 2009, sales were $916.2 million, down 39.6% compared with $1,516.6 million in the second quarter 2008. The negative impact of currency accounted for 6.5% of the decline. Net income in the quarter was a loss of $(35.9) million, or $(0.31) per diluted share, compared with income of $87.5 million, or $0.74 per diluted share, in second quarter 2008. The second quarter 2009 loss included a $(0.29) per diluted share loss related to restructuring activities, and a $0.04 per diluted share gain from interest rate derivative agreements. Second quarter 2008 net income included purchase accounting adjustments related to the acquisition of BERU of $(4.5) million net of tax, or $(0.04) per diluted share. The impact of foreign currencies, primarily the lower Euro, reduced sales by $99.3 million in second quarter 2009 compared with second quarter 2008, and reduced earnings by $3.2 million, or $0.03 per diluted share.
     For the first six months of 2009, sales were $1,735.7 million, down 42.4% compared with $3,015.5 million in the first six months of 2008. The negative impact of currency accounted for 6.0% of the decline. Net income in the first six months of 2009 was a loss of $(42.9) million, or $(0.37) per diluted share, compared with income of $176.2 million, or $1.49 per diluted share, in the first six months of 2008. The loss in the first six months of 2009 included a $(0.29) per diluted share loss related to restructuring activities, a $(0.03) per diluted share net loss from interest rate derivative agreements, a $(0.03) per diluted share loss upon adoption of FAS 141R for the treatment of on-going acquisition-related activity, and a $0.15 per diluted share net gain related to retiree obligations resulting from the closure of the Muncie, Indiana, Drivetrain facility. The first six months of 2008 net income included purchase accounting adjustments related to the acquisition of BERU of $(0.04) per diluted share. The impact of foreign currencies, primarily the lower Euro, reduced sales by $181.6 million in the first six months of 2009 compared with first six months of 2008, and reduced the loss in earnings by $0.2 million, or $0.00 per diluted share.
     The Company’s operating loss was $(49.5) million in second quarter 2009 versus operating income of $118.7 million in second quarter 2008. Excluding non-recurring items, operating income was $0.8 million in second quarter 2009, or 0.1% of sales, and $123.8 million, or 8.2% of sales, in second quarter 2008. Research and development spending was $35.8, or 3.9% of sales, versus $57.8 million, or 3.8% of sales, in second quarter 2008.
     Net cash provided by operating activities was $173.8 million in the first six months of 2009 versus $267.1 million in the first six months of 2008. Investments in capital expenditures, including tooling outlays, totaled $88.3 million during the first six months of 2009, compared with $162.2 million for the same period in 2008. Balance sheet debt increased by $81.7 million at the end of the quarter compared with the end of 2008 primarily due to the net impact of the issuance of $373.8 million in convertible senior notes, the retirement of $136.7 million in senior notes and payments related to other short term debt obligations. Cash on hand increased by $153.5 million during the same period.
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BORGWARNER REPORTS SECOND QUARTER 2009 RESULTS/3
     The following table reconciles the company’s non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

	Second Quarter		First Six Months
Net earnings or (loss) per diluted share	2009	2008	2009	2008
Non – U.S. GAAP	$(0.05)	$0.78	$(0.17)	$1.53

Reconciliations:
Purchase accounting adjustments related to BERU		(0.04)		(0.04)
Restructuring activities	(0.29)		(0.29)
Interest rate derivative agreements	0.04		(0.03)
FAS 141R adoption			(0.03)
Change in retiree obligations related to Muncie closure			0.15

U.S. GAAP	$(0.31)*	$0.74	$(0.37)	$1.49

*Column does not add due to rounding
     Engine Group Results: Depressed global production weakened demand for the company’s engine products in the second quarter. Engine segment net sales decreased to $670.4 million, or 39.5%, compared with $1,109.0 million in the prior year’s quarter. The negative impact of currency accounted for 7% of the decline. Earnings before interest and taxes were $44.0 million.
     Drivetrain Group Results: Drivetrain segment second quarter sales were impacted by dramatically lower production volumes around the world. Sales were $248.8 million, down 40.0% compared with $414.4 million in second quarter 2008. The negative impact of currency accounted for 6% of the decline. Earnings before interest and income taxes were a loss of $(8.8) million.
     Recent Highlights: During the quarter, the company announced the purchase of an advanced gasoline ignition technology from Florida-based Etatech, Inc. The high-frequency ignition technology enables high-performing, lean burning engines to significantly improve fuel economy and reduce emissions compared with conventional combustion technologies. Independent lab tests showed peak energy efficiency improved up to 40%, NOx emissions decreased 80% and CO2 emissions fell 50%. Current spark plug technology is unable to optimize high-performing, lean burning engines. BorgWarner expects to commercialize the technology, which it believes will replace conventional spark plugs, for powertrain applications across various markets and regions in the next few years.
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BORGWARNER REPORTS SECOND QUARTER 2009 RESULTS/4
     Also, BorgWarner officially opened its new state-of-the-art production facility in Rzeszow, Poland, southeast of Krakow. The nearly 60,000-square-foot (5,500-square-meter) operation has the capacity to produce up to 500,000 diesel and gasoline turbochargers a year for carmakers in Europe. The new location allows BorgWarner to optimally supply the Fiat Powertrain Polska factory in southwest Poland with turbochargers for its 1.3-liter diesel engines, used in various models.
     Additionally, BorgWarner was presented with two awards for quality and delivery performance by Honda of America Mfg., Inc. during Honda’s annual supplier conference in Birmingham, Alabama. The awards recognize best-in-class performance in 2008.
     And, in April, the company completed the issuance of $373.8 million in 3.5% convertible senior notes due in 2012.
     At 3:00 p.m. ET today, a brief conference call concerning second quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml
     Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
Additional Important Information
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook”, “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.
Financial Tables Follow
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BorgWarner Inc.
Condensed Consolidated Statement of Operations (Unaudited)

(millions of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$916.2	$1,516.6	$1,735.7	$3,015.5
Cost of sales	800.0	1,237.8	1,539.9	2,453.2

Gross profit	116.2	278.8	195.8	562.3

Selling, general and administrative expenses	115.4	159.9	189.5	315.6
Restructuring expense	50.3	—	50.3	—
Other expense	—	0.2	—	3.2

Operating income (loss)	(49.5)	118.7	(44.0)	243.5

Equity in affiliates’ earnings, net of tax	(4.8)	(11.9)	(5.0)	(21.0)
Interest income	(0.7)	(2.3)	(1.2)	(4.2)
Interest expense and finance charges	9.0	10.8	28.1	17.3

Earnings (loss) before income taxes and noncontrolling interest	(53.0)	122.1	(65.9)	251.4

Provision (benefit) for income taxes	(19.1)	29.8	(25.7)	63.4

Net earnings (loss)	(33.9)	92.3	(40.2)	188.0

Net earnings attributable to the noncontrolling interest	2.0	4.8	2.7	11.8

Net earnings (loss) attributable to BorgWarner Inc.	$(35.9)	$87.5	$(42.9)	$176.2

Earnings (loss) per share - diluted	$(0.31)	$0.74	$(0.37)	$1.49

Weighted average shares outstanding (millions) - Diluted	116.6	118.4	116.3	118.4
Supplemental Information (Unaudited)

(millions of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Capital expenditures, including tooling outlays	$49.7	$86.8	$88.3	$162.2

Depreciation and amortization:
Fixed assets and tooling	$56.8	$68.7	$114.1	$135.5
Other	6.1	12.3	11.9	17.7

	$62.9	$81.0	$126.0	$153.2

Income Statement

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)

(millions of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Engine	$670.4	$1,109.0	$1,294.9	$2,207.1

Drivetrain	248.8	414.4	447.0	824.2

Inter-segment eliminations	(3.0)	(6.8)	(6.2)	(15.8)

Net Sales	$916.2	$1,516.6	$1,735.7	$3,015.5

Segment Earnings (Loss) Before Interest and Income Taxes (Unaudited)

(millions of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Engine	$44.0	$126.4	$79.9	$264.3

Drivetrain	(8.8)	21.8	(41.5)	40.1

Segment earnings before interest and income taxes (“Segment EBIT”)	35.2	148.2	38.4	304.4

Muncie closure retiree obligation net gain	—	—	27.9	—

Corporate, including equity in affiliates’ earnings and stock-based compensation	(29.6)	(17.6)	(55.0)	(39.9)

Consolidated earnings before interest and taxes (“EBIT”)	5.6	130.6	11.3	264.5

Restructuring expense	50.3	—	50.3	—

Interest income	(0.7)	(2.3)	(1.2)	(4.2)

Interest expense and finance charges	9.0	10.8	28.1	17.3

Earnings (loss) before income taxes and noncontrolling interest	(53.0)	122.1	(65.9)	251.4

Provision (benefit) for income taxes	(19.1)	29.8	(25.7)	63.4

Net earnings (loss)	(33.9)	92.3	(40.2)	188.0

Net earnings attributable to the noncontrolling interest	2.0	4.8	2.7	11.8

Net earnings (loss) attributable to BorgWarner Inc.	$(35.9)	$87.5	$(42.9)	$176.2

Reporting Segments

BorgWarner Inc.
Condensed Consolidated Balance Sheet (Unaudited)

(millions of dollars)

	June 30, 2009	December 31, 2008
Assets

Cash	$256.9	$103.4
Receivables, net	681.1	607.1
Inventories, net	313.5	451.2
Other current assets	143.3	146.5

Total current assets	1,394.8	1,308.2

Property, plant and equipment, net	1,502.1	1,586.2
Other non-current assets	1,714.1	1,749.6

Total assets	$4,611.0	$4,644.0

Liabilities and Stockholders’ Equity

Notes payable	$95.8	$183.8
Current portion of long-term debt	—	136.9
Accounts payable and accrued expenses	889.3	923.0
Income taxes payable	—	6.3

Total current liabilities	985.1	1,250.0

Long-term debt	766.2	459.6
Other non-current liabilities	776.9	896.9

Total BorgWarner Inc. stockholders’ equity	2,057.6	2,006.0
Noncontrolling interest	25.2	31.5

Total stockholders’ equity	2,082.8	2,037.5

Total liabilities and stockholders’ equity	$4,611.0	$4,644.0

Balance Sheet

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flow (Unaudited)

(millions of dollars)

	Six Months Ended
	June 30,
	2009	2008
Operating
Net earnings (loss)	$(40.2)	$188.0
Non-cash charges (credits) to operations:
Depreciation and amortization	126.0	153.2
Convertible bond premium amortization	4.2	—
Restructuring expense, net of cash paid	44.0	—
Deferred income tax benefit	(39.3)	(14.9)
Other non-cash items	48.5	23.4

Net earnings adjusted for non-cash charges to operations	143.2	349.7
Changes in assets and liabilities	30.6	(82.6)

Net cash provided by operating activities	173.8	267.1

Investing
Capital expenditures, including tooling outlays	(88.3)	(162.2)
Net proceeds from asset disposals	13.7	2.0
Payments for businesses acquired, net of cash acquired	(22.3)	—
Proceeds from sales of marketable securities	—	14.6

Net cash used in investing activities	(96.9)	(145.6)

Financing
Decrease in notes payable	(87.1)	(7.1)
Net change in long-term debt	223.6	(7.3)
Payment for purchase of bond hedge, net of proceeds from warrant issuance	(25.2)	—
Reduction in accounts receivable securitization facility	(50.0)	—
Payment for purchase of treasury stock	—	(27.7)
Proceeds from interest rate swap termination	30.0	—
Proceeds from stock options exercised, including the tax benefit	2.6	7.1
Dividends paid to BorgWarner stockholders	(13.8)	(25.8)
Dividends paid to noncontrolling stockholders	(8.3)	(12.0)

Net cash provided by (used in) financing activities	71.8	(72.8)

Effect of exchange rate changes on cash	4.8	(11.3)

Net increase in cash	153.5	37.4

Cash at beginning of year	103.4	188.5

Cash at end of period	$256.9	$225.9

Cash Flow